Exhibit 99.2

LEGAL OPINION

To:	PHOENIX NEW MEDIA LIMITED
16/F, Fusheng Building Tower 2
No. 4 Hui Xin Dong Jie, Chaoyang District
Beijing 100029
People’s Republic of China

April 21, 2011

Dear Sir/Madam:

1.                            We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 4).  For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.                             We act as PRC counsel to Phoenix New Media Limited (the “Company”), a company incorporated under the laws of Cayman Islands, in connection with (a) the proposed initial public offering (the “Offering”) by the Company of  American Depositary Shares (“ADSs”), representing Class A ordinary shares of par value US$0.01per share of the Company (“Ordinary Shares”) (together with the ADSs, the “Offered Securities”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended), and (b) the Company’s proposed listing of the ADSs on the New York Stock Exchange.

3.                            In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the

北京 Beijing  上海 Shanghai  深圳 Shenzhen  广州 Guangzhou  东京 Tokyo  武汉 Wuhan  香港 Hong Kong  成都 Chengdu

genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and the truthfulness, accuracy and completeness of all factual statements in the documents.

4.                             The following terms as used in this Opinion are defined as follows:

“Fenghuang On-line”	means Fenghuang On-line (Beijing) Information Technology Co., Ltd.

“M&A Rules”

means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on September 8, 2006 and amended on June 22, 2009.

“PRC Group Companies”	means Fenghuang On-line, Tianying Jiuzhou, Tianying Jiuzhou’s subsidiary and Yifeng Lianhe, collectively. “PRC Group Company” shall be construed accordingly.

“PRC Laws”	means all applicable laws, regulations, statutes, rules, notices, and supreme court’s judicial interpretations currently in force and available to the public as of the date of this Opinion in the PRC.

“Prospectus”	means the prospectus that forms part of the Registration Statement.

“SAFE Rules”

means the Circular on Issues relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies issued by the State Administration of Foreign Exchange of the PRC on October 21, 2005 and its implementing rules.

“Tianying Jiuzhou”	means Beijing Tianying Jiuzhou Network Technology Co., Ltd.

“TJ VIE Agreements”	means the agreements described in the “Our History and Corporate Structure” section of the Prospectus, as listed in Schedule I hereto.

“Yifeng Lianhe”	means Yifeng Lianhe (Beijing) Technology Co., Ltd.

“YL VIE Agreements”	means the agreements described in the “Our History and Corporate Structure” section of the Prospectus, as listed in Schedule II hereto.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

5.                             Based upon and subject to the foregoing, we are of the opinion that:

(1)                    Corporate Structure. The descriptions of the corporate structure of the PRC Group Companies set forth in “Our History and Corporate Structure” section of the Prospectus are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects.

We have advised the Company that the structure for operating its business in China (including its corporate structure and its contractual arrangements with its affiliated consolidated entities) complies, and after the completion of this offering will continue to comply, with all applicable PRC laws, rules and regulations, and does not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations.

We have advised the Company further that if a PRC government authority determines that its corporate structure, the contractual arrangements or the reorganization to establish its current corporate structure violates any applicable PRC laws, rules or regulations, the contractual arrangements will become invalid or unenforceable, and the Company could be subject to severe penalties and required to obtain additional governmental approvals from the PRC regulatory authorities.

(2)                    M&A Rules. We have advised the Company as to the content of the M&A Rules, in particular the relevant provisions thereof that purport to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of PRC and controlled directly or indirectly by Chinese companies or natural persons, to obtain the approval of the Ministry of Commerce of the PRC for any merger of or acquisition of interests in its related entities in PRC as well as the approval of the CSRC prior to the listing and trading of their securities on stock exchange located outside of PRC.

We have advised the Company that CSRC approval is not required in the context of this offering because (i) the CSRC approval requirement applies to SPVs that acquired equity interests in PRC companies through share exchanges and seek overseas listing; (ii) Fenghuang On-line was incorporated indirectly by Phoenix TV, a Hong Kong-listed company, rather than a SPV as defined under the 2006 M&A Rules; (iii) Fenghuang On-line was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition by the Company of the equity interest or assets of any ‘‘domestic company’’ as defined under the 2006 M&A Rules; and (iv) no provision in the 2006 M&A Rules classifies the contractual arrangements between Fenghuang On-line and each of Tianying Jiuzhou and Yifeng Lianhe as a type of acquisition transaction falling under the 2006 M&A Rules.

The statements set forth in the Prospectus under the captions “Risk Factors — Risks Related to Doing Business in China — The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering. Any requirement to obtain prior CSRC approval could delay, or create uncertainties regarding, this offering, and our failure to obtain this approval, if required, could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs” when taken together with the statements under “Regulation—Regulation on Overseas Listings,” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

We have advised the Company further that the approval from the Ministry of Commerce is not required for the contractual arrangements between Fenghuang On-line and each of Tianying Jiuzhou and Yifeng Lianhe because (i) Fenghuang On-line was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition by the Company of the equity interest or assets of any ‘‘domestic company’’ as defined under the 2006 M&A Rules, and (ii) no provision in the 2006 M&A Rules classifies the contractual arrangements between Fenghuang Online and each of Tianying Jiuzhou and Yifeng Lianhe as a type of acquisition transaction falling under the 2006 M&A Rules.

(3)                    SAFE Rules Compliance. We have advised the Company that the registration requirement under SAFE rules do not apply to Fenghuang On-line or the PRC resident beneficial owners of the Company due to the following reasons: (i) the Company was incorporated and controlled by Phoenix TV, a Hong Kong listed company, rather than any PRC residents defined under SAFE rules; (ii) none of the former or current shareholders of Tianying Jiuzhou or Yifeng Lianhe established or acquired interest in the Company by injecting the assets of, or equity interest in, Tianying Jiuzhou or Yifeng Lianhe; and (iii) all of the PRC resident beneficial owners obtained interest in the Company through exercise of options granted to them under the employee share option plan.

(4)                    Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would:

•                recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•                entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have advised the Company further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country or region where the judgment is made or on principle of reciprocity between jurisdictions, provided that the foreign judgments do not violate the basic principles of laws of the PRC or its sovereignty, security, or social and public interest.  The PRC does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

(5)                    Compliance. Except as disclosed in the Registration Statement, to the best of our knowledge after due and reasonable inquires, the PRC Group Companies are currently in compliance with all applicable PRC Laws in all material respects, and the issuance, sale and delivery of the ADSs and the Shares underlying the ADSs by the Company as described in the Registration Statement will not conflict with, or result in a breach or violation of, the provisions of any applicable PRC Laws.

(6)                    Statements in the Prospectus. The statements in the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Our History and Corporate Structure” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Enforceability of Civil Liabilities”, “Dividend Policy”, “Business”, “Management”, “Related Party Transactions”, “Regulation”, “Taxation” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion) to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and we have no reason to believe there has been anything omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

6.                             This opinion is subject to the following qualifications:

(a)                                This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)                               This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter.

(c)                                This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by SEC or any other regulatory agencies.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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[Signature Page]

Yours faithfully,

/s/ Zhong Lun Law Firm

Zhong Lun Law Firm

SCHEDULE I

TJ VIE AGREEMENTS

1.                   Shareholders’ Voting Right Entrustment Agreement between Fenghuang On-line, Tianying Jiuzhou and the shareholders of Tianying Jiuzhou dated December 31, 2009.

2.                   Exclusive Technical Licensing and Services Agreement between Fenghuang On-line and Tianying Jiuzhou dated December 31, 2009.

3.                   Equity Pledge Agreement between Fenghuang On-line and the shareholders of Tianying Jiuzhou dated December 31, 2009.

4.                   Exclusive Equity Option Agreement between Fenghuang On-line, Tianying Jiuzhou and the shareholders of Tianying Jiuzhou dated December 31, 2009.

5.                   Loan Agreement between Fenghuang On-line and the shareholders of Tianying Jiuzhou dated December 31, 2009.

SCHEDULE II

YL VIE AGREEMENTS

1.                   Shareholders’ Voting Right Entrustment between Fenghuang On-line, Yifeng Lianhe and the shareholders of Yifeng Lianhe dated December 31, 2009.

2.                   Exclusive Technical Licensing and Services Agreement between Fenghuang On-line and Yifeng Lianhe dated December 31, 2009.

3.                   Equity Pledge Agreement between Fenghuang On-line and the shareholders of Yifeng Lianhe dated December 31, 2009.

4.                   Exclusive Equity Option Agreement between Fenghuang On-line, Yifeng Lianhe and the shareholders of Yifeng Lianhe dated December 31, 2009.

5.                   Loan Agreement between Fenghuang On-line and the shareholders of Yifeng Lianhe dated December 31, 2009.